Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Braemar Hotels & Resorts Inc.

Dallas, Texas

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated March 10, 2023, relating to the consolidated financial statements, financial statement schedule, and the effectiveness of Braemar Hotels & Resorts Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

BDO USA, LLP

Dallas, Texas

May 16, 2023